EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

GEOCHEM EXPLORATION, LLC

AS SELLER

AND

AMERIWEST ENERGY CORP.

AS BUYER

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this _____ day of _______________, 2008, by and between Geochem Exploration, LLC, a Wyoming limited liability company (the “Seller”), and Ameriwest Energy Corp., a Nevada corporation (the “Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)
the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A attached hereto (the “Leases”) at the working interest and net revenue interest percentages described on Exhibit A attached hereto (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)
all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof after the Effective Time (as defined in Section 2.03) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)
all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (the “Easements”);

(d)
all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the“Contracts”);

(e)
all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(f)
all geological and geophysical data relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party as disclosed on Exhibit A. For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Wyoming Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Closing Date; (b) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Closing Date, (ii) income or franchise taxes attributable to any period prior to the Closing Date, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Closing Date, including refunds of amounts paid under any gas gathering or transportation agreement; (c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Closing Date, or (ii) any other Excluded Assets for any period prior to the Closing Date; (d) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party as disclosed on Exhibit A; (f) all documents and instruments of Seller that may be protected by an attorney-client privilege; (g) data and other information of Seller unrelated to the Assets that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (h) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Closing Date or to any of the other Excluded Assets for any period prior to the Closing Date; and (i) all corporate, partnership, income tax records of Seller.

Article II
Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of US$400,000.00 (the “Purchase Price”). The Purchase Price shall be paid to Seller (or its designee) at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Seller. The parties acknowledge that Buyer has paid Seller the sum of US$100,000.00, and said sum is fully earned and non-refundable, but said sum shall be applied as a credit to the purchase price to be paid by Seller at Closing. Upon execution of this Agreement, Buyer shall pay Seller the sum of US$300,000.00, and said sum is fully earned and non-refundable, but said sum shall be applied as a credit to the purchase price to be paid by Seller at Closing.

Section 2.02 Allocated Values. The Purchase Price is fully allocated to the Leases conveyed at Closing unless such allocation is contrary to U.S. generally accepted accounting principles, as consistently applied to Buyer’s financial statements (“GAAP”), in which case, the maximum portion of the Purchase Price shall be allocated to the Leases and any remainder shall be allocated in accordance with GAAP (the “Allocated Values”).

Section 2.03 Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and shall be deemed effective as of 7:00 a.m. Mountain Time on __________, 2008 (the “Effective Time”).

Article III
Title Matters

Section 3.01 Title. Seller has permitted Buyer and/or its representatives the opportunity to fully examine Seller’s title to the Assets. Buyer accepts the condition of Seller’s title to the Assets, is fully satisfied that Seller has Defensible Title (as defined in Section 3.02) to the Assets, and waives any objection as to any title condition that in any way relates to the Assets.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (c) of this Section 3.02):

(a)
entitles Seller to receive not less than the net revenue interest percentage set forth in Exhibit A as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each leasehold property as set forth in Exhibit A; and

(b)	is free and clear of all liens and encumbrances in title.

(c)	The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)
the Leases, and Contracts to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, decrease the Working Interests of Seller below those set forth in Exhibit A, or increase the Working Interests of Seller above those set forth in Exhibit A without a corresponding increase in the Net Revenue Interest;

(ii)
any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that Seller has agreed to assume or pay pursuant to the terms hereof, or (2) for which Seller is responsible for paying or releasing at the Closing;

(iii)
any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which the Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)
the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interest in the Assets to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, decrease the Working Interests of Seller below those set forth in Exhibit A, or increase the Working Interests of Seller above those set forth in Exhibit A without a corresponding increase in the Net Revenue Interest;

(v)
any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)
any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets or materially affect the value thereof;

(vii)
all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or filed, provided that the net cumulative effect of such burdens do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, or decrease the Working Interests of Seller below those set forth in Exhibit A;

(viii)
preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)
required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(x)
all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)
production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit A, decrease the Working Interests of Seller below those set forth in Exhibit A, or increase the Working Interests of Seller above those set forth in Exhibit A without a corresponding increase in the Net Revenue Interest;

(xii)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xiii)
all defects and irregularities affecting the Assets which individually or in the aggregate (A) do not operate to (1) reduce the Net Revenue Interest of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, (3) decrease the Working Interests of Seller below those set forth in Exhibit A, or (4) otherwise interfere materially with the operation, value or use of the Assets, or (5) that would not be considered material when applying general industry standards; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interest.

Section 3.03 Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any material encumbrance, encroachment, or defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse affect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein. The term “Title Defect,” as used in this Agreement, shall not include: (a) Defects based solely on Buyer’s assertion that Seller’s files lack information, but information not within Seller’s files may, as provided herein, be relied upon by Buyer to evaluate and constitute the basis for an alleged Title Defect; (b) Defects in the early chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides a reasonable basis for the assertion that such failure or omission has resulted in a third party’s actual and superior claim of title to the affected Asset; (c) Defects arising out of lack of survey; (d) Defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization results in a third party’s actual and superior claim of title to the affected Asset; (e) Defects that are defensible by possession under applicable statutes of limitations for adverse possession or for prescription; (f) title requirements customarily considered as advisory or which are customarily waived as a matter of prudent business judgment, if the net cumulative effect of such burdens does not operate to render Seller’s title in any Asset less than Defensible Title.

Section 3.04 Notice of Title Defect and Remedy. If Buyer discovers a Title Defect affecting the Asset, Buyer shall notify Seller promptly. To be effective, such notice must (i) be in writing, and (ii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest). Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt in good faith to mutually agree on a resolution including, but not limited to (i) attempt to cure such Title Defect, or (ii) refund of all or a portion of the Purchase Price.

Section 3.05 Special Warranty of Title. Seller hereby agrees to warrant and defend title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Buyer.

Article IV
Environmental Matters

Section 4.01 Environmental Review.

(a)
Buyer has had a full opportunity to conduct or cause a consultant to conduct an environmental review of the Assets, and Buyer accepts, and is satisfied with, the environmental condition of the Assets, and waives all objections as to any Environmental Defect. The cost and expense of Buyer’s environmental review, if any, shall be borne solely by Buyer.

(b)
Unless otherwise required by applicable law, Buyer shall treat confidentially any matters revealed by Buyer’s environmental review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement and may not, directly or indirectly use the Environmental Information in any manner contrary to Seller’s interests. If Buyer or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide copies of the Environmental Information to Seller without charge.

Section 4.02 Environmental Definitions.

(a)
Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located or requires remediation under an Environmental Law. Environmental Defect shall not be deemed to include an environmental condition disclosed in writing to Buyer prior to the execution of this Agreement.

(b)
Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)
Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable court decisions or administrative orders.

Article V
Representations and Warranties of Seller

Each respective Seller represents and warrants to Buyer that:

Section 5.01 Seller’s Existence. Geochem Exploration, LLC is a limited liability company duly organized and validly existing under the laws of the State of Wyoming and is qualified to conduct business in the State of Wyoming. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Except as disclosed to Buyer in writing, there have been no issuances of shares of Seller’s securities, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire Seller’s securities.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Seller’s articles of organization, operating agreement or other governing documents;

(b)	any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(c)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.04 Brokers. No broker or finder has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller.

Section 5.06  Business Operations. Seller’s business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to Buyer prior to Closing; Seller owns the right, title and interest in and to the Assets described on Exhibit A, subject to any Permitted Encumbrances and subject to any liens, charges, securitizations, UCC filings or debts disclosed in writing to Buyer prior to Closing. There are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated under this Agreement that would affect the conveyance of the Assets.

Section 5.07 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority, that Seller is current in all filings with tax and regulatory agencies, and that no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller or any affiliate of Seller or the Assets.

Section 5.08 Royalties. All rentals, royalties and other payments due under the Subject Interests have been paid in all material respects.

Section 5.09 Contracts. All material Contracts are in full force and effect, and Seller is not in default with respect to any of its material obligations thereunder.

Section 5.10 Compliance with Law. Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any Governmental Authority or any judgment, decree or order of any court, applicable to the Assets or operations of the Assets, which remain uncured.

Section 5.11 Permits. Seller has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval, registrations, notifications, exemptions and any other authorizations pursuant to applicable law) necessary or appropriate to own and operate the Assets as presently owned and operated.

Section 5.12 Liens. Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01 Buyer’s Existence. Buyer is a corporation, duly organized and validly existing under the laws of the State of Nevada and is qualified to conduct business in the State of Wyoming. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Buyer’s charter, bylaws, or other governing documents;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 6.04 Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer.

Section 6.07 Qualifications. After the Closing, Buyer shall be qualified with all applicable Governmental Authorities to own and operate the Assets and shall maintain all necessary bonds to own and operate the Assets.

Section 6.08 Funds. Buyer has arranged or will arrange to have available by the dates set forth herein sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 7.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened (a) against Buyer or its directors or officers, or (b) that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04 Purchase Price. Buyer shall have delivered to Seller the Purchase Price in accordance with the provisions of Article II.

Section 7.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.04.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.03.

Article IX
Tax Matters

Section 9.01 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 9.02 Ad Valorem and Similar Taxes. Buyer shall assume responsibility for all ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the assets for the period of time from and after the Closing Date.  Any such taxes and assessments prior to the Closing Date shall be the responsibility of Seller.

Article X
The Closing

Section 10.01  Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing or as otherwise provided in this Agreement, and subject to any extensions agreed in writing signed by the parties, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller in Casper, Wyoming, or at such other place designated by the parties, on or about May 30, 2008 (the “Closing Date”).

Section 10.02  Adjustments to Purchase Price at the Closing. At the Closing, Buyer shall receive a credit on the Purchase Price by the amount of the partial payments of the Purchase Price previously paid to Seller.

Section 10.03  Actions of Seller at the Closing.

At the Closing, Seller shall:

(a)
execute, acknowledge and deliver to Buyer the Assignment (as defined in Exhibit D of this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer;

(b)
execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Closing Date as reasonably requested by Buyer prior to the Closing Date;

(c)	deliver to Buyer possession of the Assets;

(d)	execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e)	deliver to Buyer appropriate change of operator forms on those Assets operated by Seller; and

(f)	execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.04  Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)	deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof and net of the Deposit) by wire transfer to an account designated in writing by Seller;

(b)	take possession of the Assets;

(c)
execute, acknowledge and deliver to Seller an assignment (in the form shown on Exhibit E of this Agreement) and such other instruments as may be reasonably requested by Buyer to re-convey the Assets to Seller to secure performance of Buyer’s post-closing Drilling Obligation; and

(d)	execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI
Termination

Section 11.01  Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller if the Closing shall not have occurred on or before May 30, 2008, unless the parties have otherwise mutually agreed to extend the Closing Date;

(c)
by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(d)	by Seller if Buyer shall not have paid any partial payments of the Purchase Price on or before their due dates as provided herein.

Section 11.02  Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except as stated herein, and except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03  Termination Damages.

(a)
If all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation herein by Buyer, then in such event, Seller shall have the option to terminate this Agreement, in which case Seller shall retain (i) all partial payments of the Purchase Price, (ii) intellectual property, data, reports of Buyer and Buyer’s agents and contractors related to the prospect, except to the extent said reports and data are not subject to the attorney-client or work-product privileges, and (iii) improvements, tools, equipment, and fixtures related to the prospect, all of (i) through (iii) to be deemed liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform or breach. Buyer shall also be responsible for paying the costs and expenses related to the Drilling Obligations, whether incurred prior to or after the Closing Date.

Section 11.04  Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII
Post Closing Obligations

Section 12.01  Drilling Obligation. Buyer shall spud, drill and complete the well currently permitted as Skull Valley Federal 21-1, located in Section 21, T.3S., R.9W., SLM, on or before September 1, 2008 (the “Drilling Obligation”), subject to the condition set forth below in Section 12.02 and the right of Buyer to pay Seller for one or more Extension Periods as set forth below in Section 12.03. Until satisfaction of the Drilling Obligation by Buyer, Buyer shall not convey any interest in the Assets, or any part thereof, to any individual or entity without the prior written consent of Seller (except to a wholly-owned subsidiary of Buyer) and the execution of all documents necessary to secure Seller’s rights set forth under this Article. All costs associated with the maintenance of the Assets (including but not limited to payment of lease fees and rentals) and any and all costs, fees and expenses associated with and related to the drilling and completion (and plugging and abandonment, if necessary) of Skull Valley Federal 21-1 shall be borne by Buyer. Upon Seller’s request, Buyer agrees to provide Seller with information and documentation evidencing performance of, and payment for, the Drilling Obligation. To secure Buyer’s Drilling Obligations, Buyer shall deliver an Assignment and Bill of Sale for the benefit of Seller in the form attached hereto as Exhibit C, to be held in escrow by Seller until released in accordance with Sections 12.04 or 12.05 below.

Section 12.02  Delivery of Rig. In the event the Parties are unable to locate a drilling rig to attend the property pursuant to the time set out herein, the Parties agree that an extension will be granted for any such reasonable period as may be required (but not beyond March 31, 2009) using diligent efforts, to locate and deliver the rig to the property and that upon delivery of the rig, the well be promptly drilled, logged and completed in accordance with the Drilling Obligation.

Section 12.03  Extension of Drilling Obligation. Buyer shall have the right to extend the deadline for completion of the Drilling Obligation by paying Seller one or more extension fees each in the amount of US$200,000.00 for each extension period, each of a three (3) month length, but in no event shall the Drilling Obligation deadline extend beyond March 31, 2009.

Section 12.04  Satisfaction of Drilling Obligation. Upon satisfaction of, and payment for, the Drilling Obligation, Seller will deliver to Buyer the original of the Assignment and Bill of Sale executed by Buyer for the benefit of Seller, in the form attached hereto as Exhibit C.

Section 12.05  Failure to Perform Drilling Obligation. If Buyer has not fully satisfied, and paid for, the Drilling Obligation in a timely manner, and in no event later than March 31, 2009, Buyer will have failed to perform its Drilling Obligation and will be in default. Seller shall deliver written notice to Buyer of the general nature of the default and Buyer shall have thirty (30) days after the date of Seller’s written notice within which to cure the default. If default is not cured within said thirty (30) day period, Seller may record and file all instruments necessary to re-convey the Assets to Seller, including the Assignment and Bill of Sale executed by Buyer for the benefit of Seller, in the form attached hereto as Exhibit C, and all of Buyer’s rights in and to the Assets shall be extinguished.

Section 12.06  Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within fifteen (15) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 16.03. After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII
Operation of the Assets

Section 13.01  Operations after Execution Date. Seller agrees, from and after the Execution Date until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its past practice, not enter into a material contract, or materially amend or change the terms of any such contract that would adversely impact the Assets, and preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets.

Section 13.02  Limitations on the Operational Obligations and Liabilities of Seller.

(a)
From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, and further subject to the provisions of this Article XIII, Seller shall use its reasonable efforts to administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)
Notwithstanding anything to the contrary in this Article XIII, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) provided that such payments relate to production months after the Closing Date. In no event shall Buyer’s remedy for any Seller’s breach of its obligations under this Article XIII exceed the Allocated Value of the Subject Interest affected by such breach.

Section 13.03  Operation of the Assets After the Closing. It is expressly understood and agreed that Seller shall not be obligated to operate any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller elects to continue to operate any Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Seller, as a part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) such continued operations by Seller, (b) Buyer’s assumption of operations from Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator. Buyer shall conduct or cause to be conducted all operations on the Assets after Closing in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and agreements.

Section 13.04  Risk of Loss; Casualty Loss.

(a)
After the Closing Date, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the depreciation of personal property, and the depletion of Hydrocarbons even if caused by the watering-out of any well, the collapse of casing, or sand infiltration of wells.

(b)	Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets.

Article XIV
Obligations and Indemnification

Section 14.01  Retained Obligations. Provided that the Closing occurs, for a period of six (6) months from Closing, and not thereafter, Seller shall retain payment obligations of Seller that accrue and become due prior to the Closing Date, except to the extent that the same were incurred by Buyer, any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, and all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Closing Date as a result of the Seller’s operation of the Assets (collectively, the “Retained Obligations”).

Section 14.02  Assumed Obligations. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Closing Date, including, without limitation, those arising out of the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, the condition of the Subject Interests, regardless of whether such condition arose before or after the Closing Date, obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Closing Date, and any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 14.03  Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to the Assumed Obligations.

Section 14.04 Seller’s Indemnification. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Third Party claims relating to Seller’s ownership or operation of the Assets prior to the Closing Date as a result of, arising out of, or related to the Retained Obligations. Provided, however, notwithstanding anything to the contrary contained herein, Seller’s indemnification obligation under this Section 14.04 shall only apply if Buyer has provided Seller with written notice claiming indemnification within thirty (30) days prior to the expiration of Seller’s six (6) month indemnification period stated in Section 14.01.

Section 14.05 Notices and Defense of Indemnified Matters.

(a) Each Party shall promptly notify the other Party in writing of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. Upon receipt by a Seller Indemnitee or a Buyer Indemnitee (each, an “Indemnified Person”) of notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify Seller or Buyer, as the case may be, with respect thereto. In addition, an Indemnified Person shall immediately notify Seller or Buyer, as the case may be, after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person.

(b) Seller or Buyer, as the case may be, shall be entitled to assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to the other party and the payment of the fees and expenses of such counsel, in which event, except as provided below, Seller or Buyer shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which Seller or Buyer shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) Seller or Buyer, as the case may be, and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include Seller or Buyer, as the case may be, and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between Seller or Buyer, as the case may be, and such Indemnified Person.

(c) Seller or Buyer, as the case may be, shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the claimant against the Indemnified Person, Seller or Buyer, as the case may be, agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Seller or Buyer, as the case may be, will not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding, without the Indemnified Person’s written consent, which shall not be unreasonably withheld, delayed, or conditioned. The provisions contained in this Section 14.06 shall remain operative and in full force and effect regardless of the expiration or any termination of the Agreement.

Article XV
Limitations on Representations and Warranties

Section 15.01  Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02  Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03  Survival. The representations, warranties, covenants and obligations of Buyer under this Agreement shall survive the Closing indefinitely. The representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing for a period of six (6) months from the Closing.

Article XVI
Miscellaneous

Section 16.01  Names. Subject to the terms of this Agreement, as soon as reasonably possible after the Closing, but in no event later than sixty (60) days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 16.02  Expenses. Except as specifically provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 16.03  Document Retention. As used in this Section 16.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 16.04  Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 16.05  Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 16.06  Publicity. Prior to Closing, neither Seller nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party, which consent shall not be unreasonably withheld (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 16.07  Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 16.08  No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 16.09  Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 16.10  Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Wyoming, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The Parties agree to venue in Natrona County, Wyoming.

Section 17.11 Notices.

(a) Method. All notices and other communications provided for or permitted under this Agreement shall be made in writing by (i) hand-delivery, (ii) first class mail, or air courier guaranteeing rapid delivery (FedEx, DHL, TNT, etc.) to the addresses of Seller and Buyer set forth below.

Seller:	Geochem Exploration, LLC P.O. Box 356 Casper, WY 82602

Buyer:	Ameriwest Energy Corp.
123 West 1st Ave., Suite 215Casper, Wyoming 82601

(b) Effectiveness. All such notices and communications shall be deemed to have been duly given (i) at the time delivered by hand, if personally delivered, (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed, (iii) when receipt acknowledged, if telecopied, and (iv) when receipt acknowledged, if sent by air courier guaranteeing rapid delivery (FedEx, DHL, TNT, etc.). Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

GEOCHEM EXPLORATION, LLC

By:
Name: Walter R. Merschat
Title: Member Manager

BUYER:

AMERIWEST ENERGY CORP.

By:
Name: Jon Nicolaysen
Title: Director